Rule 424(b)(2)
Registration Nos. 333-44771
                                                   NASD File No. 961029005
                                  Cusip No:  52517PNK3
PRICING SUPPLEMENT NO. 313
Trade Date: March 25, 1998 to Prospectus
Supplement dated March 2, 1998
and Prospectus dated February 18, 1998

                                 LEHMAN BROTHERS HOLDINGS INC.
                                    Medium-Term Notes, Series E
                                            (Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00%   Initial Interest Rate: n/a
Commission: .00%

Interest Rate Basis:
( ) Treasury Rate                                 Settlement Date: 3/26/98
                                                                   -------
( ) LIBOR (1 month)                               Maturity Date:   3/31/99
                                                                   -------
( ) Commercial Paper Rate                         Maximum Interest Rate:______%
( ) Federal Funds Effective Rate                  Minimum Interest Rate:______%
( ) Prime Rate                                    Spread Multiplier:__________%
(X) Other                                         Spread (+ -) n/a


Index Maturity: n/a

Interest Payment Period: n/a

Interest Reset Period:  n/a

Interest Reset Dates:  n/a

Coupon:  None

Final Redemption:
    114.25%
    + [(323.00 - Underlying Index1)/Underlying Index1] * 114.25%
        - [(1.5000 - Underlying Index2)/Underlying Index2] * 114.25% subject to Early Termination Event.

Underlying Index 1:
The fixing rate for Greek Drachma (GRD) vs. US Dollar (USD) as quoted on Reuters Page CBOG on the Calculation Date, as determined by the Calculation Agent. If such page is unavailable, then the average of the three best available spot offer side exchange rate for approximately $11.50 million equivalent of Greek Drachma vs. US Dollar (USD) at 10:00 am New York time on the Calculation Date, as determined by the Calculation Agent.

Underlying Index 2:
The average of the three best available spot bid side exchange rate for approximately $11.50 million equivalent of Swiss Franc (CHF) vs. US Dollar (USD) at 10:00 am New York time on the Calculation Date, as determined by the Calculation Agent.

Early Termination Event:
If the Marked to Market Value of the Notes, as determined at its sole discretion by the Calculation Agent, falls below 25% of the Par Value, the Notes will be redeemed at their Marked to Market Value at this time.

Calculation Date:  March 29, 1999

Calculation Agent:  Lehman Brothers International (Europe)

The aggregate principal amount of this offering is $11,500,000 and relates only to Pricing Supplement No. 313. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $15,162,913,688 and, to date, including this offering, an aggregate of $14,366,437,688 Medium-Term Notes, Series E has been issued and $9,949,202,688 are outstanding.